Exhibit 99.2

AMEDISYS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL STATEMENTS

(Amounts in thousands)

Earnings from continuing operations before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA

	For the Three-Month Periods Ended March 31,		For the Year Ended December 31,
	2011	2012	2010	2011
Net (loss) income from continuing operations attributable to Amedisys, Inc.	$16,922	$6,469	$122,925	$(375,499)
Add:
Provision for income taxes	11,058	4,620	78,923	(103,426)
Interest expense, net	2,134	2,059	8,766	8,591
Depreciation and amortization	9,180	10,054	33,523	38,611

EBITDA (1)	$39,294	$23,202	$244,137	$(431,723)

Add:
Certain items (2)	—	—	13,784	588,734
Intangible write-off (2)	—	—	(1,916)	(737)

Adjusted EBITDA (3)	$39,294	$23,202	$256,005	$156,274

Adjusted Net Service Revenue Reconciliation

	For the Three-Month Periods Ended March 31,		For the Year Ended December 31,
	2011	2012	2010	2011
Net service revenue	$359,314	$370,833	$1,603,849	$1,470,358
Add:
Certain items (2)	—	—	(7,263)	(4,733)

Adjusted net service revenue (4)	$359,314	$370,833	$1,596,586	$1,465,625

Adjusted Net Income From Continuing Operations Attributable to Amedisys, Inc. per Diluted Share:

	For the Three-Month Periods Ended March 31,		For the Year Ended December 31,
	2011	2012	2010	2011
Net (loss) income from continuing operations attributable to Amedisys, Inc. common stockhoders per diluted share	$0.53	$0.18	$4.32	$(13.09)
Add:
Certain items (2)	—	—	0.29	15.36

Adjusted net income from continuing operations attributable to Amedisys, Inc. common stockhoders per diluted share (5)	$0.53	$0.18	$4.61	$2.27

(1)	EBITDA is defined as net (loss) income from continuing operations attributable to Amedisys, Inc. before provision for income taxes, net interest expense, and depreciation and amortization. EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.
(2)	During year ended December 31, 2011, we recorded charges for the impairment of goodwill and other intangibles and incurred certain costs associated with acquisitions and related integrations costs and legal expenses related to the United States Senate Committee on Finance inquiry and the SEC and Department of Justice investigations. We also incurred costs associated with our exit activities for those care centers which were consolidated or for which the startup process was discontinued during 2011, which includes $0.7 million for the write-off of intangibles. For the year ended December 31, 2011, these charges were offset, in part, by the release of a valuation allowance related to specific deferred tax assets and a Centers for Medicare and Medicaid Services (“CMS”) bonus payment as the result of the pay for performance demonstration. The following details these items (amounts in thousands, except per share data):

	For the Year Ended December 31, 2011
	(Income) Expense	Net	Diluted EPS
CMS Bonus	$(4,733)	$(2,864)	$(0.10)
Goodwill and other intangibles impairment charge	579,955	438,464	15.25
Valuation allowance adjustment	—	(1,924)	(0.07)
Exit activities related to continuing operations	3,370	2,014	0.07
Certain costs	10,142	6,049	0.21

Total	$588,734	$441,739	$15.36

During the year ended December 31, 2010, we incurred certain costs associated with the realignment of operations including severance and legal expenses related to the United States Committee on Finance inquiry and SEC investigation. We also incurred costs associated with our exit activities for those care centers which were consolidated or for which the startup process was discontinued during the 2010, which includes $1.9 million for the write-off of intangibles. These charges were offset, in part, when we settled our Georgia indigent care liability and received a CMS bonus payment as the result of the pay for performance demonstration. The following details these items (amounts in thousands, except per share data):

	For the Year Ended December 31, 2010
	Income (Expense)	Net	Diluted EPS
Georgia indigent care liability	$(3,676)	$(2,242)	$(0.08)
CMS Bonus	(3,587)	(2,188)	(0.08)
Exit activities related to continuing operations	11,438	6,977	0.24
Certain costs	9,609	5,861	0.21

Total	$13,784	$8,408	$0.29

(3)	Adjusted EBITDA is defined as net (loss) income attributable to Amedisys, Inc. from continuing operations before provision for income taxes, net interest expense, depreciation and amortization plus certain items as described in footnote 2. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of adjusted EBITDA may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.
(4)	Adjusted net service revenue is defined as net service revenue plus certain items as described in footnote 2. Adjusted net service revenue should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators of operating performance. This calculation of adjusted net service revenue may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP measure in the same manner.
(5)	Adjusted net income from continuing operations attributable to Amedisys, Inc. common stockholders per diluted share is defined as diluted (loss) earnings from continuing operations per share plus the earnings per share effect of certain items as described in footnote 2. Adjusted net income from continuing operations attributable to Amedisys, Inc. common stockholders per diluted share should not be considered as an alternative to, or more meaningful than, income before income taxes, cash flow from operating activities, or other traditional indicators or operating performance. This calculation of adjusted net income from continuing operations attributable to Amedisys, Inc. common stockholders per diluted share may not be comparable to a similarly titled measure reported by other companies, since not all companies calculate this non-GAAP financial measure in the same manner.